EXHIBIT 10.2

Approved By Board of Directors
June 27, 2007

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN

AMENDMENT AND RESTATEMENT - 2007

The National Penn Bancshares, Inc. Executive Incentive Plan is hereby amended and restated in its entirety as follows:

Since formation, National Penn Bancshares, Inc. ("NPB"), as a holding company for National Penn Bank (the "Bank"), has maintained in effect the executive incentive plan originally adopted by the Bank on July 26, 1978. NPB now desires to amend and restate the terms of the plan in a written document as set forth herein effective January 1, 2007.

The National Penn Bancshares, Inc. Executive Incentive Plan (the "Plan") is a variable award compensation arrangement for selected members of executive management. The purpose of the Plan is to motivate executives to meet and exceed established financial goals and to promote a superior level of performance relative to competitive banking institutions. Through payment of incentive compensation beyond a salary, the Plan provides reward for meeting and exceeding the established financial goals as well as recognition of individual achievements for certain Participants.

1.           Definitions. The following terms have the meanings specified below, unless the context in which they are used otherwise requires:

(a)           "Affiliate" means any corporation which is included within a "controlled group of corporations" including NPB, as determined under Section 1563 of the Internal Revenue Code of 1986, as amended ("Code").

(b)           "Award" means the "Cash Award" and the "Matching Deferral" a Participant may earn in a Plan Year.

(c)           "Cash Award" means the amount payable to a Participant in cash within 75 days of the close of the Plan Year in which it is earned.  It consists of the NPB performance award determined under Paragraph 3 and Schedule B and the individual performance award determined under Paragraph 4 and Schedule B.

(d)           “Cause” means any of the following:

(i)  A Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

(ii)  The willful failure by a Participant to substantially perform his or her duties to NPB or any Affiliate which is his or her Employer at any particular time, other than a failure resulting from the Participant’s incapacity as a result of disability, which willful failure results in demonstrable material injury and damage to NPB or the Affiliate Employer.  Notwithstanding the foregoing, a Participant’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of:

(1) Questionable judgment on the part of the Participant;

(2) Any act or omission believed by the Participant in good faith to have been in or not opposed to the best interests of NPB or Affiliate which is his or her Employer at the time; or

(3) Any act or omission in respect of which a determination could properly be made that the Participant met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of NPB or the laws of the Commonwealth of Pennsylvania, or the directors’ and officers’ liability insurance of NPB or any Affiliate which is the Participant’s Employer at the time of such act or omission, in each case as in effect at the time of such act or omission.

(e)	"CEO" means the Chief Executive Officer of NPB.

(f)	"Change in Control or Ownership" means any of the following:

(i) a change in ownership of NPB, which is deemed to occur when an acquisition by any one person, or more than one person acting as a group (as defined in 26 CFR 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of NPB that taken together with  stock held by such person or group constitutes more than 50% of the  total voting power or  total fair market value of NPB's stock then outstanding;

(ii) a change in the effective control of NPB, which is deemed to occur when (A) any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group) ownership of the stock of NPB possessing 30%  or more of the total voting power of such stock or (B) a majority of NPB's Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election; or

(iii) a change in the ownership of a substantial portion of NPB's assets, which is deemed to occur on the date that any one person or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from NPB that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of NPB immediately prior to such acquisition or acquisitions.

The existence of any of the foregoing events shall be determined based on objective standards and in complete accordance with the requirements of Section 409A of the Code and 26 CFR 1.409A-3(i)(5) so that any accelerated distribution resulting from a Change in Control or Ownership does not result in a violation of Section 409A of the Code.

(g)           "Committee" means the Compensation Committee of the Board of Directors of NPB.

(h)           "Employer" means NPB or the Affiliate which employs the Participant.

(i)           "Individual Award Fund" or "Fund" means the pool of funds generated, based on the formula established by the Committee that may, but is not required to be, distributed to Plan Participants as individual performance awards.

(j)            "Matching Deferral" means the amount determined and approved by the Committee, expressed as a percentage of an annual Cash Award received by a Participant under this Plan.

(k)           "Participant" means an officer or employee of NPB or an Affiliate who is designated by the CEO and approved by the Committee for participation in the Plan for the relevant Plan Year, or a person who was such at the time of his (i) retirement or other voluntary termination of employment, in either case after attaining age 60, (ii) death, (iii) disability, or (iv) involuntary termination of employment not for “Cause,” and who retains, or whose beneficiaries obtain, benefits under the Plan in accordance with its terms.

(l)	"Plan Year" means the calendar year.

(m)           "Tax Deferral" means that portion of the Cash Award payable to a Participant under the Plan which the Participant elects, pursuant to Schedule C attached hereto and made a part hereof, to defer payment in accordance with the Plan.

2.	Plan Participation.

(a)           To be eligible for an Award under this Plan for a Plan Year, a Participant must be in the active full-time service of NPB or an Affiliate at the close of the Plan Year and continue to be employed as of the Cash Award payment date for the Plan Year, unless employment has terminated earlier due to (i) retirement or other voluntary termination of employment, in either case after attaining age 60, (ii) death, (iii) disability, or (iv) involuntary termination of employment not for “Cause.”

(b)           Prior to January 31 of each Plan Year, the CEO shall recommend to the Committee, in writing, the persons whom the CEO recommends be Participants for such Plan Year. The Committee shall meet as soon as practicable thereafter and act upon the recommendations of the CEO. Those Participants approved by the Committee shall be entitled to participate in the Plan for such Plan Year.

(c)           Each year, the Committee shall classify the Participants into varying participation levels, as specified on Schedule A attached to this Plan, and shall specify defined Cash Award formulae for each category. Participants and their participation level will be listed on Schedule A attached to this Plan. This schedule will be revised each year, as appropriate.

(d)           At the Committee’s discretion, the Committee may act upon the recommendation of the CEO (or concerning CEO participation, on their own behalf), to remove a Participant from the Plan during a Plan Year.

3.           Company Performance Goals.

(a)           Performance goals and appropriate financial thresholds shall be established each Plan Year by the Committee prior to February 15th of that Plan Year. The established goals shall relate to the financial performance of NPB or an Affiliate or unit thereof.

(b)           The performance goals for a Plan Year will be shown on Schedule B attached to this Plan. This schedule shall be revised each year, as appropriate.  There may be multiple goals and each goal may be weighted differently in the award calculation.

(c)           Each Participant will be in a performance goal level which has a threshold, target, and optimum performance award amount with related company performance measures.  Company performance falling between threshold and target and target and optimum will be interpolated. Company performance above optimum will create higher performance award amounts which are increased at a rate which is one-half the rate of increased award between target and optimum.  Additional performance points between the threshold and optimum may also be established for varying business conditions.

(d)           An Award to a Participant is conditioned on the satisfactory performance of such Participant, as determined by the Committee in its sole discretion.

4.           Individual Performance Awards.

The Fund for a Plan Year for individual performance awards shall be determined annually and be reflected in the completed Schedule B for that Plan Year. Individual performance goal payments are in addition to NPB performance portion of the Cash Award.   The Committee, in its discretion, may distribute all, a portion or none of the Fund for a particular Plan Year.

5.           Distribution of Awards.

(a)           Cash Awards to Participants not deferred pursuant to Subparagraph (b) below shall be payable in cash as soon as practicable after the close of the Plan Year, but in any event not later than March 15th following the close of the Plan Year.  Appropriate tax withholdings will be made through the payroll system.

(b)           Participants may elect to have the payment of all or a portion of their Cash Awards deferred, i.e., the Tax Deferral amount. Such election shall be made before the beginning of the relevant Plan Year and shall be in the form of Schedule C attached to this Plan. The Committee shall cause an account to be established on the Employer's books for each Participant who elects a deferral (the "Individual Tax Deferral Account"). The Account shall be credited, as of the last day of each calendar quarter, with interest calculated at the rate paid on the National Penn Investors Trust Company Money Market account for such quarter. For the quarter of deferral, the credit shall reflect deferral from January 1st. For the quarter of payment, no credit shall be made.

(c)           (i) The Committee shall cause an account to be established on the Employer's books for each Participant (the "Matching Deferral Account"), with subaccounts for each Plan Year, and shall credit annually the Matching Deferral Account with an amount equal to the Matching Deferral of such Participant for a Plan Year. The Matching Deferral Account shall be credited, as of the last day of each calendar quarter, with interest calculated at the rate paid on the National Penn Investors Trust Company Money Market account for such quarter.  For the quarter of deferral, the credit shall reflect deferral from January 1st. For the quarter of payment, no credit shall be made.

(ii) A Participant’s Matching Deferral subaccount established for a particular Plan Year shall vest  on the last day of the fifth Plan Year following the Plan Year for which  it was credited (A) if such Participant is still employed by NPB or an Affiliate on the last day of such fifth Plan Year following crediting or (B) if on or prior to the last day of such fifth Plan Year following crediting, such Participant (1)has retired or otherwise voluntarily terminated employment, in either case at or after attaining  age 60 or later, (2) has died, or (3) has been involuntarily terminated as an employee by NPB or an Affiliate not for “Cause.” In addition, the Employer shall credit such Participant's vested Matching Deferral subaccount for that Plan year with an additional amount equal to the amount of that Matching Deferral plus interest.  A Participant shall forfeit any Matching Deferral subaccount that does not vest on the last day of the fifth Plan Year following the Plan Year for which it was credited.

(iii) For purposes of this subparagraph 5(c), a Participant shall be deemed to be still employed by NPB or an Affiliate as of the last day of any Plan Year on which a balance exists in such Participant's Matching Deferral Account if such Participant is no longer then performing services on behalf of NPB or such Affiliate as a result of such Participant's disability.  For purposes this provision, a Participant shall be deemed to have terminated service due to disability if the Participant qualifies for disability benefits under his Employer's long term disability benefit plan.

6.           Payment of Mandatory and Tax Deferral Amounts.

(a)           After a Participant’s Matching Deferral subaccount has become vested and has been credited with the additional amount required by subparagraph 5(c)(ii), the total amount vested as of the close of that fifth Plan Year shall be paid out in cash to the Participant as soon as practicable after the close of the Plan Year, but in any event not later than February 15th following the close of the Plan Year.

(b)           In the event of a Participant’s death, any Cash Award not yet paid, plus all deferred amounts, including the additional amount required by subparagraph 5(c)(ii) for all prior Plan Years, shall be paid, within thirty (30) days of the last day of the calendar quarter during which the Participant’s death occurred, to the Participant’s designated beneficiary under the Employer’s group life insurance plan or, in the absence of a valid designation, to the Participant’s estate.

(c)           The amount credited to a Participant's Individual Tax Deferral Account shall be paid to such Participant in one lump sum or in annual installments. The actual manner of distribution will be in accordance with the Participant's election made in conjunction with the deferral election, the form of which is attached hereto as Schedule C. If a Participant elects installment payments, the amount of each installment shall be determined by dividing the Account balance as of the preceding December 31st by the number of payments remaining to be made, including the current payment.

7.           Funding.

(a)           Deferred obligations under the Plan shall be paid from the general assets of NPB or an Affiliate.

(b)           NPB, or an Affiliate, in its sole discretion, may earmark assets or other means to meet the deferred obligations under the Plan. Any assets which may be earmarked to meet NPB's or an Affiliate's deferred obligations under the Plan shall continue for all purposes to be part of the general funds of NPB or an Affiliate and no person other than NPB or the Affiliate shall by virtue of the provisions of the Plan have any interest in such assets. To the extent a Participant or his beneficiary acquires a right to receive deferred payments from NPB or an Affiliate under the Plan, such right shall be no greater than the right of any unsecured general creditor of NPB or an Affiliate.

(c)           Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between NPB or an Affiliate and a Participant or any other person.

8.           Plan Administration.

(a)           The Committee shall, with respect to the Plan, have full power and authority to construe, interpret and manage, control and administer the Plan, and to pass and decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors of NPB may establish.

(b)           Any decision made or action taken by the Board of Directors of NPB or the Committee arising out of, or in connection with the administration, interpretation, and effect of the Plan shall be at their absolute discretion and shall be conclusive and binding on all parties.

(c)           The members of the Committee and the members of the Board of Directors of NPB shall not be liable for any act or action, whether of omission or commission, made in connection with the interpretation and administration of the Plan and which results in a loss, damage, expense or depreciation, except when due to their own gross negligence or willful misconduct.

9.           Amendment and Termination.

NPB reserves the right to amend the Plan from time to time and to terminate the Plan at any time. All amendments, including any amendment to terminate the Plan, shall be adopted by the Board of Directors of NPB.

10.           Change in Control or Ownership.

(a)           If a Change in Control or Ownership shall occur before the last day of the Plan Year, any Awards issued with respect to that Plan Year shall be prorated by multiplication by a fraction, the numerator of which is the number of days that have elapsed from and including the first day of the Plan Year through and including the day immediately preceding the date on which such Change in Control or Ownership occurred and the denominator of which is 365 or 366, depending on the number of days in the entire Plan Year.  Each Participant’s Matching Deferral for such Plan Year shall be included in the Participant’s Matching Deferral Account and shall be credited with the additional amount provided for under subparagraph 10(b).  The Cash Award and Matching Deferral for such partial Plan Year, including the additional amount credited under subparagraph 10(b), shall be paid within the time set under subparagraph 10(c).

(b)           If a Change in Control or Ownership shall occur, each Participant's Matching Deferral Account shall be credited, as of the day immediately preceding the date on which such Change in Control or Ownership occurred, with additional amounts as follows: An amount equal to each Plan Year Balance (being the amount of the Matching Deferral as increased by interest through the close of the quarter preceding the Change in Control or Ownership) shall be credited by the Employer to such Participant's Matching Deferral Account (such additional amounts are referred to herein as "Change in Control Matching Contributions").

(c) If a Change in Control or Ownership shall occur, the Employer shall pay each Participant a cash amount equal to the total amounts credited, as of the date such Change in Control or Ownership occurred, to (i) such Participant's Matching Deferral Account (including all Change in Control Matching Contributions made pursuant to subparagraph (b) hereof) and (ii) such Participant's Individual Tax Deferral Account, if any, within thirty (30) days of the Change in Control or Ownership.

11.           Transition Rule.

The Plan as amended and restated herein shall apply to all Awards made under the Plan and amounts deferred under the Plan, including Awards and deferrals made prior to January 1, 2007.

12.           Compliance Rules.

(a)           Notwithstanding any provision of the Plan to the contrary, if any portion of any Cash Award held in a Tax Deferral Account becomes payable  on account of the Participant's separation from service and the Committee determines that such Participant is a "specified employee", payment of any amount due during the first six calendar months following the Participant’s separation from service shall be deferred until the first day of the calendar month that is at least six full months after the Participant's separation from service.  The term “specified employee” means a Participant who, as of the date of separation from service, is a “key employee” of NPB or an Affiliate.  A Participant is a “key employee” if the Participant meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve-month period ending on a December 31st.  If a Participant is a “key employee” on that date, the Participant is treated as such and therefore as a “specified employee” for the entire twelve-month period beginning on the April 1st following the December 31st as of which key employee status is determined.

(b)           Notwithstanding any provision of the Plan as heretofore effective, no Participant shall be permitted to make an election (i) to defer any Cash Award other than the Participant's initial election with respect to a Cash Award or (ii) to defer any Matching Deferral beyond the automatic deferral period.

(c)           An election to defer a Cash Award shall be irrevocable.

(d)           An election with respect to the mode or time of payment of a deferred Cash Award shall be irrevocable.

13.           Miscellaneous Provisions.

(a)           The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the service of NPB or an Affiliate or any right or claim to a benefit under the Plan unless such right or claim has specifically accrued under the terms of this Plan.

(b)           NPB or an Affiliate reserves the right to withhold from the gross amount any amounts payable hereunder, amounts it determines are required to be withheld to satisfy applicable federal, state or local income or payroll tax requirements

(c)           The captions of the several paragraphs and subparagraphs of this Plan are inserted for convenience of reference only and shall not be considered in the construction hereof.

(d)           Whenever any word is used herein in the singular form, it shall be construed as though it were used in the plural form, as the context requires, and vice versa.

(e)           A masculine, feminine or neuter pronoun, whenever used herein, shall be construed to include all genders as the context requires.

(f)           This Plan may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

(g)       Except to the extent pre-empted by federal law, this Plan shall be construed, administered, and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

(h)           The Board of Directors of NPB or its Compensation Committee may adjust the financial targets and/or awards generated under this Plan for extraordinary gains and losses or otherwise to best reflect the overall interests of the shareholders.

(i)           The Board of Directors of NPB or its Compensation Committee may amend or terminate this Plan at any time.  No termination or amendment may adversely affect the accrued rights or benefits of any Participant under the Plan.

SCHEDULE A

Participants for the __________ Plan Year consist of Categories ___________________.

It is anticipated that the following named persons will meet the eligibility requirements for participation as of December 31, _________.

Named participants are classified accordingly:

CATEGORY A (___ persons) (name and grade level)

CATEGORY B (____ persons) (name and grade level)

CATEGORY C (____ persons) (name and grade level)

[INSERT NAMES AND GRADE LEVELS]

SCHEDULE B

NATIONAL PENN BANCSHARES, INC.

EXECUTIVE INCENTIVE PLAN

_______ PERFORMANCE GOALS AND AWARD SCHEDULE

[SUBJECT TO CHANGE]

Awards pursuant to the Plan will not be made unless the internal and external performance goals set forth below are met.

Company Portion
(Yr.) Earnings Per Share

	Threshold		Market Target		NPB Target		Optimum
	$		$		$		$
Category		% of Base Salary

A		20%		40%		50%		60%
B		15%		27.5%		33.8%		40%
C		12%		20%		24%		28%

Individual Portion
All		0-20%		0%-20%		0%-20%		0%-20%

Parameters:

❑	No Awards will be paid for performance under threshold.

❑
An Individual Award Fund equal to 20% of the total Performance Goal portion of the Cash Award is available for distribution to individuals for individual performance.  These individual additional awards may not exceed 20% of the participant’s base pay (except for Category A which is capped at 20% of NPB performance award amount).

❑	Cash Awards for performance between threshold and target and target and optimum will be interpolated.

❑	Performance above optimum will result in awards interpolated at one half the rate of increase between target and optimum.

❑	A participant must be continued to be employed through award payment date to receive an award.

❑
The Committee in its sole discretion may determine that an individual participant’s performance is not satisfactory for a Plan Year and that such participant will not receive any award under this Plan for such Plan Year.

Individual Matching Account – For _____ (yr.) the Individual Matching Deferral Account will be established at  _____% of each individual’s Cash Award (inclusive of any elective deferral from that award) as determined above.

SCHEDULE C

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
DEFERRAL ELECTION LETTER

TO THE COMMITTEE:

In accordance with the National Penn Bancshares, Inc. Executive Incentive Plan, as amended and restated in 2007, I hereby request to defer receipt of that portion of any Cash Award  earned by me (to the extent provided in Paragraph 2 below) for services rendered as an eligible Participant in the Plan during the calendar year specified below. This election shall be governed by all of the provisions of the Plan.

1.	This request shall be effective beginning with calendar year _________.

2.	This request shall apply to ________________________ of my Cash Award. (Expressed as "all" or a designated dollar or percentage limitation.)

3.
My deferred Cash Award and the interest thereon shall become payable as provided in item #4 below following the date I retire or otherwise cease have a separation from service with NPB or an Affiliate of NPB unless subject to a six-month delay following my separation from service as provided for in subparagraph 12(a) of the Plan.

4.	I irrevocably elect that, when payable, my deferred Cash Award and the interest thereon shall be paid to me as indicated below:

 (       )                      In one lump sum during the month of January following my retirement or separation from service.

(        )                      In a series of five annual installments payable during each of the five consecutive months of January following my retirement or separation from service.

(        )                      In a series of ten annual installments payable during each of the ten consecutive months of January following my retirement or separation from service.

I agree that such terms and conditions shall be binding upon my beneficiaries, distributees, and personal representatives.

Unless noted below, my beneficiaries shall be the same as designated for my group life insurance.

____________________________	____________________________________________
Date	Signature of Participant

Approved By:

____________________________	____________________________________________
Date	Signature of the Chairman of the Committee